Exhibit T3C-3

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of May 1, 2006 by and among WCI Steel, Inc., a Delaware corporation (formerly known as WCI Steel Acquisition, Inc., the “Company”), WCI Steel Metallurgical Services, Inc., a Delaware corporation (formerly known as WCI Steel Metallurgical Services Acquisition, Inc.), WCI Steel Production Control Services, Inc., a Delaware corporation (formerly known as WCI Steel Production Control Services Acquisition, Inc.), Youngstown Sinter Company, a Delaware corporation (formerly knows as Youngstown Sinter Acquisition Company) and WCI Steel Sales, L.P., a Delaware limited partnership (formerly known as WCI Steel Sales Acquisition, L.P., collectively, the “New Guarantors”), and Wilmington Trust Company, a Delaware banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to an indenture (the “Indenture”), dated as of May 1, 2006 providing for the issuance of 8% Senior Secured Notes due 2016 (the “Notes”);

WHEREAS, the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into indentures supplemental thereto or agreements or other instruments with respect to any Guarantee, in form and substance satisfactory to the Trustee, for the purpose of adding a Guarantor;

WHEREAS, each New Guarantor wishes to guarantee the Notes pursuant to the Indenture;

WHEREAS, pursuant to the Indenture, the Company, the New Guarantors and the Trustee have agreed to enter into this Supplemental Indenture for the purposes stated herein; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture, when executed and delivered by the Company and each New Guarantor, the legal, valid and binding agreement of the Company and each New Guarantor, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.
Guarantee. Each New Guarantor hereby agrees to guarantee the Indenture and the Notes related thereto pursuant to the terms and conditions set forth in Article 13 of the Indenture, as set forth in Appendix A hereto, (each such guarantee, a “Guarantee”) and such New Guarantor agrees to be bound under the Indenture as if it had been an initial signatory thereto.

3.	Indenture Supplement. The Indenture shall be supplemented as follows:

(a)      Section 1.01 of the Indenture shall be amended to add the following defined term:

“ ‘Guarantor’ means any Wholly-owned Subsidiary which is a guarantor of the Notes and, as applicable, any successor who replaces such subsidiary pursuant to the applicable provisions of this Indenture and, thereafter, such successor.”

(b)     Section 1.01 of the Indenture shall be amended to add the following defined term:

“ ‘Guarantee’ means the guarantee by any Guarantor of the Company’s Obligations.”

(c)      The Indenture shall be supplemented to add Article 13 as set forth in Appendix A.

4.
No Personal Liability of Directors, Officers, Employees or Stockholders. No director, officer, employee, member, stockholder or partner of any New Guarantor, as such, will have any liability for any obligations of the Company or the New Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases the Company and each New Guarantor from all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5.	GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES HEREOF.

6.	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.	Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8.
The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Guarantors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: May 1, 2006

WILMINGTON TRUST COMPANY

By: /s/ Steven Cimalore
  Steven Cimalore, Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: May 1, 2006

WCI STEEL, INC.

By: /s/ Cynthia Bezik
  Cynthia Bezik, President

WCI STEEL METALLURGICAL SERVICES, INC.

By: /s/ Cynthia Bezik
  Cynthia Bezik, President

WCI STEEL PRODUCTION CONTROL SERVICES, INC.

By: /s/ Cynthia Bezik
  Cynthia Bezik, President

WCI STEEL SALES, L.P.

By: WCI STEEL PRODUCTION CONTROL SERVICES, INC., its General Partner

By: /s/ Cynthia Bezik
   Cynthia Bezik, President

YOUNGSTOWN SINTER COMPANY

By: /s/ Cynthia Bezik
  Cynthia Bezik, President

Appendix A

ARTICLE THIRTEEN

GUARANTEES

SECTION 13.01. Guarantors’ Guarantee.

    For value received, each of the Guarantors, in accordance with this Article Thirteen, hereby absolutely, fully, unconditionally and irrevocably guarantees, jointly and severally with each other and with each other Person which may become a Guarantor hereunder, to the Trustee and the Holders, the punctual payment and performance when due of all Obligations (which for purposes of this Guarantee shall also be deemed to include all commissions, fees, charges, costs and other expenses (including reasonable legal fees and disbursements of counsel) arising out of or incurred by the Trustee or the Holders in connection with the enforcement of this Guarantee).

SECTION 13.02.  Continuing Guarantee; No Right of Set-off; Independent Obligation.

    (a) This Guarantee shall be a continuing guarantee of the payment and performance of all Obligations and shall remain in full force and effect until the payment in full of all of the Obligations and shall apply to and secure any ultimate balance due or remaining unpaid to the Trustee or the Holders; and this Guarantee shall not be considered as wholly or partially satisfied by the payment or liquidation at any time or from time to time of any sum of money for the time being due or remaining unpaid to the Trustee or the Holders. Each Guarantor, jointly and severally, covenants and agrees to comply with all obligations, covenants, agreements and provisions applicable to it in this Indenture. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts which constitute part of the Obligations and would be owed by the Company under this Indenture and the Notes but for the fact that they are unenforceable, reduced, limited, impaired, suspended or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Company.

    (b) Each Guarantor, jointly and severally, hereby guarantees that the Obligations will be paid to the Trustee without set-off or counterclaim or other reduction whatsoever (whether for taxes, withholding or otherwise) in lawful currency of the United States of America.

    (c) Each Guarantor, jointly and severally, guarantees that the Obligations shall be paid strictly in accordance with their terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Holders of the Notes.

    (d) Each Guarantor’s liability to pay or perform or cause the performance of the Obligations under this Guarantee shall arise forthwith after demand for payment or performance by the Trustee has been given to the Guarantors in the manner prescribed in Section 12.02 hereof and for each Guarantor addressed to it c/o WCI Steel, Inc, 1040 Pine Avenue, SE, Warren, Ohio 44483-6528, Attention: Chief Financial Officer, with a copy to McDermott Will & Emery LLP, 28 State Street, Boston, Massachusetts 02109-1775, Attention: Dennis J. White, Esq.

    (e) Except as provided herein, the provisions of this Article Thirteen cover all agreements between the parties hereto relative to this Guarantee and none of the parties shall be bound by any representation, warranty or promise made by any Person relative thereto which is not embodied herein; and it is specifically acknowledged and agreed that this Guarantee has been delivered by each Guarantor free of any conditions whatsoever and that no representations, warranties or promises have been made to any Guarantor affecting its liabilities hereunder, and that the Trustee shall not be bound by any representations, warranties or promises now or at any time hereafter made by the Company to any Guarantor.

    (f) This Guarantee is a guarantee of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by the Company or upon any event or condition whatsoever.

    (g) The obligations of the Guarantors set forth herein constitute the full recourse obligations of the Guarantors enforceable against them to the full extent of all their assets and properties.

SECTION 13.03. Guarantee Absolute.

    The obligations of the Guarantors hereunder are independent of the obligations of the Company under the Notes and this Indenture and a separate action or actions may be brought and prosecuted against any Guarantor whether or not an action or proceeding is brought against the Company and whether or not the Company is joined in any such action or proceeding. The liability of the Guarantors hereunder is irrevocable, absolute and unconditional and (to the extent permitted by law) the liability and obligations of the Guarantors hereunder shall not be released, discharged, mitigated, waived, impaired or affected in whole or in part by:

    (a) any defect or lack of validity or enforceability in respect of any Indebtedness or other obligation of the Company or any other Person under this Indenture or the Notes, or any agreement or instrument relating to any of the foregoing;

    (b) any grants of time, renewals, extensions, indulgences, releases, discharges or modifications which the Trustee or the Holders may extend to, or make with, the Company, any Guarantor or any other Person, or any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of, or any consent to or departure from, this Indenture or the Notes, including any increase or decrease in the Obligations;

    (c) the taking of Notes from the Company, any Guarantor or any other Person, and the release, discharge or alteration of, or other dealing with, such Notes;

    (d) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations and the obligations of any Guarantor hereunder;

    (e) the abstention from taking Notes from the Company, any Guarantor or any other Person or from perfecting, continuing to keep perfected or taking advantage of any Notes;

    (f) any loss, diminution of value or lack of enforceability of any Notes received from the Company, any Guarantor or any other Person, and including any other guarantees received by the Trustee;

    (g) any other dealings with the Company, any Guarantor or any other Person, or with any Notes;

    (h) the Trustee’s or the Holders’ acceptance of compositions from the Company or any Guarantor;

    (i) the application by the Holders or the Trustee of all monies at any time and from time to time received from the Company, any Guarantor or any other Person on account of any Indebtedness and liabilities owing by the Company or any Guarantor to the Trustee or the Holders, in such manner as the Trustee or the Holders deems best and the changing of such application in whole or in part and at any time or from time to time, or any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or the manner of sale of any collateral;

    (j) the release or discharge of the Company or any Guarantor of the Notes or of any Person liable directly as surety or otherwise by operation of law or otherwise for the Notes, other than an express release in writing given by the Trustee, on behalf of the Holders, of the liability and obligations of any Guarantor hereunder;

    (k) any change in the name, business, capital structure or governing instrument of the Company or any Guarantor or any refinancing or restructuring of any of the Obligations;

    (l) subject to Section 13.14, the sale of the Company’s or any Guarantor’s business or any part thereof;

    (m) subject to Section 13.14, any merger or consolidation, arrangement or reorganization of the Company, any Guarantor, any Person resulting from the merger or consolidation of the Company or any Guarantor with any other Person or any other successor to such Person or merged or consolidated Person or any other change in the corporate existence, structure or ownership of the Company or any Guarantor or any change in the corporate relationship between the Company and any Guarantor, or any termination of such relationship;

    (n) the insolvency, bankruptcy, liquidation, winding-up, dissolution, receivership, arrangement, readjustment, assignment for the benefit of creditors or distribution of the assets of the Company or its assets or any resulting discharge of any obligations of the Company (whether voluntary or involuntary) or of any Guarantor (whether voluntary or involuntary) or the loss of corporate existence;

    (o) subject to Section 13.14, any arrangement or plan of reorganization affecting the Company or any Guarantor;

    (p) any failure, omission or delay on the part of the Company to conform or comply with any term of this Indenture;

    (q) any limitation on the liability or obligations of the Company or any other Person under this Indenture, or any discharge, termination, cancellation, distribution, irregularity, invalidity or unenforceability in whole or in part of this Indenture;

    (r) any other circumstance (including any statute of limitations) that might otherwise constitute a defense available to, or discharge of, the Company or any Guarantor; or

    (s) any modification, compromise, settlement or release by the Trustee, or by operation of law or otherwise, of the Obligations or the liability of the Company or any other obligor under the Notes, in whole or in part, and any refusal of payment by the Trustee, in whole or in part, from any other obligor or other guarantor in connection with any of the Obligations, whether or not with notice to, or further assent by, or any reservation of rights against, each of the Guarantors.

SECTION 13.04. Right to Demand Full Performance.

    In the event of any demand for payment or performance by the Trustee from any Guarantor hereunder, the Trustee or the Holders shall have the right to demand its full claim and to receive all dividends or other payments in respect thereof until the Obligations have been paid in full, and the Guarantors shall continue to be jointly and severally liable hereunder for any balance which may be owing to the Trustee or the Holders by the Company under this Indenture and the Notes. The retention by the Trustee or the Holders of any Notes, prior to the realization by the Trustee or the Holders of its rights to such Notes upon foreclosure thereon, shall not, as between the Trustee and any Guarantor, be considered as a purchase of such Notes, or as payment, satisfaction or reduction of the Obligations due to the Trustee or the Holders by the Company or any part thereof. Each Guarantor, promptly after demand, will reimburse the Trustee and the Holders for all costs and expenses of collecting such amount under, or enforcing this Guarantee, including, without limitation, the reasonable fees and expenses of counsel.

SECTION 13.05. Waivers.

    (a) Each Guarantor hereby expressly waives (to the extent permitted by law) notice of the acceptance of this Guarantee and notice of the existence, renewal, extension or the non-performance, non-payment, or non-observance on the part of the Company of any of the terms, covenants, conditions and provisions of this Indenture or the Notes or any other notice whatsoever to or upon the Company or such Guarantor with respect to the Obligations, whether by statute, rule of law or otherwise. Each Guarantor hereby acknowledges communication to it of the terms of this Indenture and the Notes and all of the provisions therein contained and consents to and approves the same. Each Guarantor hereby expressly waives (to the extent permitted by law) diligence, presentment, protest and demand for payment with respect to (i) any notice of sale, transfer or other disposition of any right, title to or interest in the Notes by the Holders or in this Indenture, (ii) any release of any Guarantor from its obligations hereunder resulting from any loss by it of its rights of subrogation hereunder and (iii) any other circumstances whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or that might otherwise limit recourse against such Guarantor.

    (b) Without prejudice to any of the rights or recourses which the Trustee or the Holders may have against the Company, each Guarantor hereby expressly waives (to the extent permitted by law) any right to require the Trustee or the Holders to:

        (i) enforce, assert, exercise, initiate or exhaust any rights, remedies or recourse against the Company, any Guarantor or any other Person under this Indenture or otherwise;

        (ii) value, realize upon, or dispose of any Notes of the Company or any other Person held by the Trustee or the Holders;

        (iii) initiate or exhaust any other remedy which the Trustee or the Holders may have in law or equity; or

        (iv) mitigate the damages resulting from any Default under this Indenture;

before requiring or becoming entitled to demand payment from such Guarantor under this Guarantee.

SECTION 13.06. The Guarantors Remain Obligated in Event the Company is No Longer Obligation to Discharge Obligations.

    It is the express intention of the Trustee and the Guarantors that if for any reason the Company has no legal existence, is or becomes under no legal obligation to discharge the Obligations owing to the Trustee or the Holders by the Company or if any of the Obligations owing by the Company to the Trustee or the Holders becomes irrecoverable from the Company by operation of law or for any reason whatsoever, this Guarantee and the covenants, agreements and obligations of the Guarantors contained in this Article Thirteen shall nevertheless be binding upon the Guarantors, as principal debtor, until such time as all such Obligations have been paid in full to the Trustee and all Obligations owing to the Trustee or the Holders by the Company have been discharged, or such earlier time as Section 8.02(b) shall apply to the Notes and the Guarantors shall be responsible for the payment thereof to the Trustee or the Holders upon demand.

SECTION 13.07. Fraudulent Conveyance; Contribution; Subrogation.

    (a) Each Guarantor that is a Subsidiary of the Company and, by its acceptance hereof, each Holder hereby confirm that it is the intention of all such parties that the Guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform

Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting such fraudulent transfer or conveyance.

    (b) Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Guarantor, if any, in a pro rata amount based on the net assets of each Guarantor, determined in accordance with GAAP.

    (c) Until the Notes are paid in full, each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under federal Bankruptcy Law) or otherwise by reason of any payment by it pursuant to the provisions of this Article Thirteen.

SECTION 13.08. Guarantee is in Addition to Other Notes.

    This Guarantee shall be in addition to and not in substitution for any other guarantees or other Notes, if any, which the Trustee may now or hereafter hold in respect of the Obligations owing to the Trustee or the Holders by the Company and (except as may be required by law) the Trustee shall be under no obligation to marshal in favor of each of the Guarantors any other guarantees or other Notes or any moneys or other assets which the Trustee may be entitled to receive or upon which the Trustee or the Holders may have a claim.

SECTION 13.09. Release of Security Interests.

    Without limiting the generality of the foregoing and except as otherwise provided in this Indenture, each Guarantor hereby consents and agrees, to the fullest extent permitted by applicable law, that the rights of the Trustee hereunder, and the liability of the Guarantors hereunder, shall not be affected by any and all releases for any purpose of any collateral, if any, from the Liens and Notes interests created by any collateral document and that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Trustee upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

SECTION 13.10. No Bar to Further Actions.

    Except as provided by law, no action or proceeding brought or instituted under this Article Thirteen and this Guarantee and no recovery or judgment in pursuance thereof shall be a bar or defense to any further action or proceeding which may be brought under this Article Thirteen and this Guarantee by reason of any further default or defaults under this Article Thirteen and this Guarantee or in the payment of any of the Obligations owing by the Company.

SECTION 13.11. Failure to Exercise Rights Shall Not Operation as a Waiver; No Suspension of Remedies.

    (a) No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, power, privilege or remedy under this Article Thirteen and this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any rights, power, privilege or remedy preclude any other or further exercise thereof, or the exercise of any other rights, powers, privileges or remedies. The rights and remedies herein provided for are cumulative and not exclusive of any rights or remedies provided in law or equity.

    (b) Nothing contained in this Article Thirteen shall limit the right of the Trustee or the Holders to take any action to accelerate the maturity of the Notes pursuant to Article Six or to pursue any rights or remedies hereunder or under applicable law.

SECTION 13.12. Trustee’s Duties; Notice to Trustee.

    (a) Any provision in this Article Thirteen or elsewhere in this Indenture allowing the Trustee to request any information or to take any action authorized by, or on behalf of any Holder, shall be permissive and shall not be obligatory on the Trustee except as the Holders may direct in accordance with the provisions of this Indenture or where the failure of the Trustee to request any such information or to take any such action arises from the Trustee’s gross negligence, bad faith or willful misconduct.

    (b) The Trustee shall not be required to inquire into the existence, powers or capacities of the Company, any Guarantor or the officers, directors or agents acting or purporting to act on their respective behalf.

SECTION 13.13. Successors and Assigns.

    Subject to Section 13.14, all terms, agreements and conditions of this Article Thirteen shall extend to and be binding upon each Guarantor and its successors and permitted assigns and shall inure to the benefit of and may be enforced by the Trustee and its successors and assigns.

SECTION 13.14. Release or Guarantee.

    Concurrently with the payment in full of all of the Obligations, the Guarantors shall be released from and relieved of their obligations under this Article Thirteen. Upon the delivery by the Company to the Trustee of an Officers’ Certificate and, if requested by the Trustee, an Opinion of Counsel to the effect that the transaction giving rise to the release of this Guarantee was made by the Company in accordance with the provisions of this Indenture and the Notes, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guarantors from their obligations under this Guarantee. If any of the Obligations are revived and reinstated after the termination of this Guarantee, then all of the obligations of the Guarantors under this Guarantee shall be revived and reinstated as if this Guarantee had not been terminated until such time as the Obligations are paid in full, and each Guarantor shall enter into an amendment to this Guarantee, reasonably satisfactory to the Trustee, evidencing such revival and reinstatement.

SECTION 13.15. Execution of Guarantee.

    (a) To evidence the Guarantee, each Guarantor hereby agrees to execute the guarantee substantially in the form set forth in Section 13.15(b) below, to be endorsed on each Notes authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of each Guarantor by its President. The signature of any of these officers on the Notes may be manual or facsimile.

    (b) The form of Guarantee shall be set forth on the Notes substantially as follows:

GUARANTEE

     For value received, each of the undersigned hereby absolutely, fully and unconditionally and irrevocably guarantees, jointly and severally with each other Guarantor, to the holder of the Notes the payment of principal of, premium, if any, and interest on the Notes upon which this Guarantee is endorsed in the amounts and at the time when due and payable whether by declaration thereof, or otherwise, and interest on the overdue principal and interest, if any, of the Notes, if lawful, and the payment or performance of all obligations of WCI Steel, Inc. (the “Company”) under the Indenture, dated as of May 1, 2006, between the Company and Wilmington Trust Company, as trustee, as amended or supplemented from time to time (the “Indenture”), of the Notes, to the holder of the Notes and the Trustee, all in accordance with and subject to the terms and limitations of the Notes and Article Thirteenth of the Indenture. This Guarantee will not become effective until the Trustee duly executes the certificate of authentication on the Notes. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Dated:

[NAME OF GUARANTOR]

    By:
Name:
Title:

    (c) If an officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates a Notes on which this Guarantee is endorsed, such Guarantee shall be valid nevertheless.